Exhibit 99.1

VIVUS, Inc.

2015 Fourth Quarter Financial Results and Business Update Teleconference

9-March-2016, 04:30pm EST/01:30pm PST

Operator

Good day, ladies and gentlemen, and welcome to the VIVUS 2015 fourth-quarter financial results and business update teleconference.

(Operator Instructions)

As a reminder, this teleconference is being recorded.

And now, I’ll turn the program over to Mr. Mark Oki, Chief Financial Officer.

Mark Oki  - VIVUS, Inc. - CFO

Thank you, operator.

Good afternoon, everyone, and welcome to today’s teleconference. Joining me today is Seth Fischer, VIVUS’s Chief Executive Officer.

During this call, VIVUS will make certain statements that are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as anticipate, believe, estimate, expect, forecast, intend, likely, may, opportunity, plan, potential, predict and should, among others. These forward-looking statements are based on VIVUS’s current expectations and actual results could differ materially.

There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. Investors are advised to read the risk factors set forth in the VIVUS Form 10-K for the year ended December 31, 2015, as filed earlier today, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements made on this call.

I will now turn the call over to Seth Fischer to provide a business update.

Seth Fischer  - VIVUS, Inc. - CEO

Thank you, Mark. Good afternoon, and thank you for joining us today. I would like to update you on our Qsymia commercialization activities, provide some perspective on the obesity pharmacotherapy market, and update you on the current status of avanafil commercialization.

As we have spoken about before, the branded anti-obesity market has not grown to expectations, despite significant investment by not only VIVUS, but our competitors as well -- in healthcare provider education, detailing, and direct-to-consumer advertising. In spite of these difficulties, along with a reduced sales force, we were able to increase Qsymia annual year-over-year scripts 6%, while growing annual net revenue 21% in 2015 as compared to 2014.

So far in 2016, the branded anti-obesity pharmaceutical market has failed to see the seasonal bounce back that we would have expected following the holiday season. To date, the branded anti-obesity pharmaceutical market has decreased approximately 8% as compared to the fourth quarter of 2015, with Qsymia decreasing approximately 14%.

We continue to see physician caution and reluctance to prescribe, historical hangover from past experiences with prescribing other agents, public and private payor resistance to reimbursement, and lack of widespread consumer demand. Entrenched provider habit is evident in the fact that generic phentermine, which is indicated only for short-term use, still comprises 75% to 80% of total prescription volume in the anti-obesity category.

Physicians remain comfortable prescribing generic phentermine for short-term weight management, and we believe the long-term upside potential for branded products remains substantial, as evidenced by a recent report from the US Centers for Disease Control showing that the adult obesity rate exceeds 20%, with certain states approaching twice that figure. However, the nature of reimbursement for obesity pharmacotherapeutics continues to evolve slowly, and public and private payors are still among the keys to unlocking widespread adoption of these potentially beneficial medications.

Third-party coverage for Qsymia in the fourth quarter of 2015 remained at approximately 40%, and has been consistent on a month-to-month basis throughout the past year. The introduction earlier this year into both houses of Congress of the Treat and Reduce Obesity Act of 2015 was an encouraging sign, and we await action on this important legislation that would remove the current restrictions to coverage of anti-obesity medications for Medicare beneficiaries.

To address the reality of the branded anti-obesity markets, we are focused on commercializing Qsymia in a cost-effective manner. In 2015, we reduced our Qsymia sales force from 150 to 50 territories, targeting the most productive prescribers of anti-obesity medications and streamlined our headquarters staff. In mid-2015, we initiated a specialty sales force co-promotion pilot program with Kadmon Corporation, intended to introduce Qsymia to new potential prescribers, specifically liver disease specialists. We and Kadmon have evaluated the results of the pilot program, and will continue the relationship in 2016.

Through a separate pilot program, we offered a targeted group of high potential healthcare providers a program designed to deliver three-and-a-half months of real-world clinical experience with Qsymia for appropriate patients who may not have had an opportunity to try our product. The program generated increased use of Qsymia with new physicians and competitive prescribers.

A key objective of our digital campaign is to help direct increasing numbers of informed consumers to productive Qsymia writers. We amplified our messages through digital media to information-seeking consumers -- those most likely to take action and speak with their physicians about prescription obesity treatment options. We believe our enhanced web-based strategies continue to deliver clear and compelling communications to potential patients. Our efforts have resulted in 150 million Qsymia website visits, driving Qsymia awareness and brand requests.

In December 2015, we launched the Smart Changes Program, combining Qsymia with the Mayo Clinic Diet online. The program is a comprehensive program designed to help patients experience the benefits of pharmacological weight loss with Qsymia, while making the behavioral changes necessary to achieve lasting success through the Mayo Clinic Diet’s clinically tested techniques. The Smart Changes Program has been well received by patients and healthcare providers.

Since the launch of the brand, nearly 1.5 million Qsymia prescriptions have been filled for over 360,000 unique patients. From what has been observed through an ongoing post-marketing study and routine safety surveillance, there is consistency in demographics and safety data when compared to our pivotal clinical trials. We believe this suggests appropriate use of our product and provides a measure of support for its safety and tolerability profile.

As we have discussed before, we have a post-marketing requirement for Qsymia to perform a cardiovascular outcomes trial, or CVOT. To date, there have been no indications throughout the Qsymia clinical development or post-marketing experience of any increase in adverse cardiovascular events. This, combined with the safety profiles of phentermine and topiramate, we believe that Qsymia poses no true cardiovascular safety risk.

In December 2015, we met with a panel of cardiology and epidemiology experts to discuss the value of performing a CVOT for Qsymia and determining strategies to address the issue with the FDA. After reviewing a summary of phase 3 data relevant to CV risk and post-marketing safety data, the cardiology experts noted that they believe there was an absence of an overt CV risk signal and indicated that they did not believe a randomized placebo-controlled CVOT would provide additional information regarding the CV risk of Qsymia. The epidemiology experts maintain that a well-conducted, retrospective, observational study could provide data to further inform on potential CV risk. Although we and the panel of experts believe there is no overt signal for CV risk to justify a CVOT trial, we are committed to working with the FDA to reach a resolution.

Turning now to avanafil, as we announced at the end of 2015, we were notified by Auxilium of their intention to return the US and Canadian commercial rights to STENDRA to us. Auxilium provided its contractually required six-month notice of termination, which, absent an agreement between Auxilium and us for an earlier termination date, will result in STENDRA rights returning to us on June 30, 2016. We are exploring our options to maximizing the value of these rights, either on our own or with a partner, along with the rights to territories we have not yet partnered, specifically Latin America and India. We have engaged a strategic advisor to assist us in the evaluation of our alternatives not only for STENDRA, but also for our overall business strategy.

We continue to work closely with Menarini, our commercial alliance partner in Europe, and Sanofi, our commercial alliance partner in the Middle East, Africa and the CIS countries, to ensure the supply of avanafil and assist them with their clinical, regulatory and commercial efforts. SPEDRA, as avanafil is known in the EU and other parts of the world, is now available in Europe at retail pharmacies in 25 countries within the Menarini territory.

Recently, Menarini announced it had secured the commercial rights for Mitsubishi Tanabe for certain parts of Asia. With the approval of European regulatory authorities to include the 15-minute onset of action data in the SPEDRA label, as announced in January 2015, we believe that Menarini has a critical point of differentiation within the ED market via which to promote the product.

I will now turn the call back to Mark to discuss our financial results for the quarter and year ended December 31, 2015. I also refer you to the financial results and recent business updates included in our press release issued earlier today, and our Annual Report on Form 10-K filed earlier today.

Mark Oki  - VIVUS, Inc. - CFO

Thank you, Seth.

Total revenue was $15.3 million and $95.4 million for the quarter and year ended December 31, 2015, respectively, and $21.7 million and $114.2 million during the same periods in 2014, respectively. Qsymia net product revenue was approximately $14 million and $54.6 million for the quarter and year ended December 31, 2015.

These amounts represent approximately 132,000 and 566,000 prescriptions, of which approximately 60% and 63% represent either a free or discounted offer. Net revenue per prescription, excluding free trial offers, was approximately $124 and $117 for the 2015 fourth quarter and full year.

For 2014, Qsymia net product revenue was $12.7 million and $45.3 million for the fourth quarter and full year. These amounts represent approximately 136,000 and 534,000 prescriptions, of which approximately 60% and 59% represent either a free or discounted offer, respectively. Net revenue per prescription, excluding free trial offers, was approximately $113 and $106 for the 2014 fourth quarter and full year.

As a reminder, we record revenue for sales of Qsymia on a sell-through model, whereby revenue is recognized when a prescription is dispensed to a patient. As of December 31, 2015, our deferred revenue related to gross sales of Qsymia was $19.3 million, which represents products shipped to the wholesalers but not yet dispensed to patients.

Avanafil supply revenue was $23,000 and $26.7 million for the quarter and year ended December 31, 2015, respectively, and $8.2 million and $26.5 million during the same periods in 2014. The variations in supply revenue are a result of timing of orders placed by our partners, and may or may not reflect end-user demand for STENDRA and SPEDRA. Avanafil currently has a 48-month expiration date.

Royalty revenue earned on our partners’ net sales of avanafil was $1.4 million and $2.6 million for the quarter and year ended December 31, 2015, respectively, and $0.8 million and $3.8 million during the same periods in 2014. Full-year 2015 results were impacted by a change in estimates made by Endo upon their purchase of Auxilium, reducing 2015 royalty revenues by $1.2 million.

Total cost of goods, excluding inventory impairment, was $2.6 million and $34.2 million for the quarter and year ended December 31, 2015, respectively, and $9.6 million and $33.4 million during the same periods in 2014. Gross margin percentages as a percentage of net Qsymia product revenue and net of avanafil supply revenue were 81% and 58% for the quarter and year ended December 31, 2015, respectively, and 54% and 53% during the same periods in 2014. The change in gross margin percentages were due to the mix of sales between Qsymia and avanafil.

Total selling and marketing expense was $8.6 million and $53 million for the quarter and year ended December 31, 2015, respectively, and $17.8 million and $72.3 million during the same periods in 2014, respectively. The decrease in 2015 was due primarily to the realignment of our sales force, refinement of our marketing and promotional programs, and continued cost-control initiatives.

General and administrative expense was $5 million and $26.4 million for the quarter and year ended December 31, 2015, respectively, and $9 million and $39.2 million during the same periods in 2014. The decrease was also the result of cost-control initiatives implemented during the year.

Total research and development expense was $3.3 million and $10.1 million for the quarter and year ended December 31, 2015, respectively, and $2.7 million and $13.8 million during the same periods in 2014. The variance was primarily due to the timing of clinical projects to support our Qsymia post-marketing requirements. During the fourth quarter of 2015, we initiated an adolescent PK/PD study with Qsymia.

Cash, cash equivalents, and available-for-sale securities totaled $241.6 million at December 31, 2015, as compared to $299.6 million at December 31, 2014. The decrease was primarily due to cash used in operating activities and debt-service requirements.

I will now turn the call to Seth for closing comments.

Seth Fischer  - VIVUS, Inc. - CEO

Thank you, Mark.

We believe that anti-obesity pharmacotherapy will ultimately grow in importance, and that Qsymia will gain greater acceptance among healthcare providers and their patients who are seeking a safe and effective solution, in addition to diet and exercise, that has proven to deliver 10% weight loss. However, the market reality dictates ongoing caution and discipline with respect to resource management, especially in light of the current market opportunities as we see them.

VIVUS remains pleased with the current and future value-creating opportunities stemming from our avanafil franchise. The product is in good commercial hands, and we look forward to finalizing an alliance for our available territories.

The areas of focus for VIVUS for 2016 are: work with our strategic advisor to develop and execute our overall business strategy, including maximizing the value of the US, Canadian, Latin American and Indian rights for avanafil; manage our avanafil alliances with Menarini and Sanofi to help ensure the commercial success of this important erectile dysfunction medication around the world; deliver a strong efficacy and safety message about Qsymia for obesity through our more focused field sales force, as well as non-promotional personal activities to key healthcare providers to help expand first-line prescribing and maintain continuing use; utilize digital media to activate new patients seeking treatment for obesity, and help direct them into targeted healthcare provider offices prepared to discuss Qsymia; advance our efforts to fulfill, in a cost-effective manner, the remaining Qsymia regulatory post-marketing requirements; and effectively manage our overall cost structure.

We’re now happy to take your questions.

Operator

Thank you.

(Operator Instructions)

Alan Carr, Needham & Company.

Alan Carr  - Needham & Company - Analyst

Hi, thanks for taking my questions. I wonder if you could comment a bit more about your STENDRA plan, the options there? You also mention in -- maybe it was in your prepared remarks, but also in the press release -- about rethinking overall strategy, too. Can you elaborate on that? Thanks.

Seth Fischer  - VIVUS, Inc. - CEO

Yes, thank you, Alan, for the question. First of all, as far as STENDRA, as you know, we did get notification of the returning of the rights for both Canada as well as the US from Auxilium, a division of Endo, and we are currently working through the many different options we have. We certainly have seen a great deal of interest in the product from the market, and we will certainly advise as we get further down the road on how we will commercialize the product.  So, certainly the options would be to partner the product again, or in fact, do it our own. We certainly have our 50 sales representatives that could market the product. So we are looking at a number of different options. Other than that, I can’t really give clarity at this point.

And then we are currently re-evaluating, as we go through the STENDRA evaluation, the commercialization of all the products in the Company, and what is the best way to actually continue to promote those two positions, and the overall structure of the Company in general.

Alan Carr  - Needham & Company - Analyst

All right. One last one then. With respect to the CVOT, is the next step here to make another proposal to the FDA? And can you give us a sense on timing for that?

Seth Fischer  - VIVUS, Inc. - CEO

So Alan, we gave the FDA, in written format, as part of a normal quarterly update, an update on all our clinical trials, including, for example, the pediatric trial that we talked about on this call, as well as an update on CVOT. We were very clear about the position of our advisors and our position, and we will look forward to further discussions. There is nothing on the calendar at this point.

Alan Carr  - Needham & Company - Analyst

Okay. Thanks very much.

Seth Fischer  - VIVUS, Inc. - CEO

Yes.

Operator

Jessica Fye, JPMorgan.

Unidentified Participant - JPMorgan - Analyst

Hi, guys, this is Ryan on for Jessica. Appreciate you taking our questions. Maybe a follow-on to the prior question. As you guys are evaluating your options strategically for STENDRA as well as Qsymia, is it possible for you to kind of give us a little bit of color as to where you are in the process?

Seth Fischer  - VIVUS, Inc. - CEO

I would tell you that we actively began the process toward the end of 2015. So that will give you an idea of the timing. We are in the process. As far as when that entire process will end or complete, that is hard for us to say right now. But we are working diligently on it.

Unidentified Participant - JPMorgan - Analyst

Okay, thank you.

Seth Fischer  - VIVUS, Inc. - CEO

Yes.

Operator

Simos Simeonidis, RBC Capital Markets.

Unidentified Participant - RBC Capital Markets - Analyst

Hi, guys, this is Matt on for Simos. Thanks for taking the questions. I just wanted to follow up here on the CVOT requirement, and confirm that you guys have yet to meet with the FDA to discuss this requirement. Is that correct?

Seth Fischer  - VIVUS, Inc. - CEO

We have not had a recent meeting with FDA, not since May of 2015. As I stated earlier, we did correspond with FDA -- I guess it was in January – and we will look for further follow-ups from FDA.

Unidentified Participant - RBC Capital Markets - Analyst

Okay, great, thanks. And then just another one on Qsymia. Are you guys actively reaching out to any large pharma or specialty pharma companies regarding a potential partnership?

Seth Fischer  - VIVUS, Inc. - CEO

We are always actively looking for potential collaborations or partnerships for any of our products. So that’s an ongoing activity at the Company.

Unidentified Participant - RBC Capital Markets - Analyst

Okay, great. And then if I could just get a final one here in on STENDRA. Now that you guys have the drug back, are you able to provide any clarity about how it did during its US launch, in terms of both sales and/or market share?

Mark Oki  - VIVUS, Inc. - CFO

No, that information is with our partners, and they are the ones who will be able to disclose that. We wouldn’t be able to disclose what their sales were for those.

Unidentified Participant - RBC Capital Markets - Analyst

Okay, great. Thank you.

Seth Fischer  - VIVUS, Inc. - CEO

Thank you.

Operator

Thank you. And that concludes our Q&A session for today. I would now like to turn the call back over to Seth Fischer for any closing remarks.

Seth Fischer  - VIVUS, Inc. - CEO

Thank you, operator. We look forward to continuing to keep you updated in the future, and we thank you for joining our call today.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This concludes the program, and you may now disconnect. Everyone, have a great day.